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                                                         EXHIBIT 99.(a)(14)

R-1244                                            Contact: Suzanne Truskowski
                                                  Manager, Public Affairs
                                                  Detroit Diesel Corporation
                                                  Phone: 313/592-7642
                                                  Fax:  313/592-5058

             DETROIT DIESEL CORPORATION TENDER OFFER TERMINATED


FOR IMMEDIATE RELEASE

DETROIT, MICHIGAN, September 12, 1997 -- Detroit Diesel Corporation (NYSE: DDC) today announced that its previously announced tender offer to acquire 13,842,619 shares of common stock of Outboard Marine Corporation (NYSE:OM), has been terminated. In addition, DDC's merger agreement with OMC has been terminated pursuant to an agreement with OMC. The tender offer had been scheduled to expire on September 15, 1997.

        Detroit Diesel Corporation is engaged in the design, manufacture, sale and service of heavy-duty diesel and alternative fuel engines, automotive diesel engines, and engine-related products; and provides financing through Detroit Diesel Capital Corporation. The Company offers a complete line of diesel engines from ten to 10,000 horsepower for the on-highway truck; construction, mining and industrial; automotive; coach and bus; marine; power generation; and military markets. Detroit Diesel services these markets directly and through a worldwide network of more than 2,500 authorized distributors and dealers. DDC is a QS-9000 certified company.

        Detroit Diesel's major shareholder is Penske Corporation, a closely-held, diversified transportation services company whose operations include Penske Truck Leasing Company, Diesel Technology Company, AG Kuhnle, Kopp and Kausch, Penske Automotive Group, Inc., Penske Auto Centers, Inc., Penske Motorsports, Inc., and Penske Capital Partners. The Penske group of businesses has annual revenues exceeding $6 billion and employs more than 28,000 people around the world.

        Detroit Diesel's World Wide Web address is http://www.detroitdiesel.com.

        FOR MEDIA ONLY: For a complimentary facsimile copy of Detroit Diesel's recent press releases call "Company News on Call" at 1-800-758-5804 ext 239425.